Exhibit 10.01

EXIT AGREEMENT

This Exit Agreement (the “Agreement”) is made and entered as of the Effective Date (as defined below), between Kosmos Energy, LLC (“Company”) and Brian F. Maxted (“Retiree” and, together with Company, the “Parties”). In connection with this Agreement, the Parties acknowledge that (a) Company is a premier international oil and gas exploration and production company that primarily operates in underexplored regions along the Atlantic Margin (the “Business”), (b) Retiree is age 60 or over, has been employed by Company for over five years, and has served as a member of Company’s Senior Leadership Team, (c) Retiree initiated the retirement process in accordance with Company guidelines, and (d) the Parties desire to enter into this Agreement to protect stockholder relations, goodwill, and other legitimate interests (together, the “Interests”). Accordingly, and in consideration of the mutual promises below and for other valuable consideration, the Parties agree to the following terms:

1.Retirement from Employment. Retiree acknowledges that Retiree has retired from Retiree’s employment with Company as Chief Exploration Officer effective 15 February 2019 (the “Retirement Date”). Retiree will receive certain Vesting Benefits (as defined below) (together, the “Post-Termination Benefit”) provided that Retiree executes this Agreement and does not revoke Retiree’s acceptance.

2.Post-Termination Benefit. The following benefits comprise the Post-Termination Benefit:

a.
Vesting Benefits. Exhibit A hereto sets forth each outstanding restricted share unit (“RSU”) award and performance share unit (“PSU”) award previously granted to Retiree under the Kosmos Energy Ltd. Long Term Incentive Plan (as amended from time to time, the “LTIP”) and described in applicable award agreements (“Award Agreements”). With respect to each outstanding RSU award and PSU award held by Retiree that, as of the Retirement Date, has been outstanding for at least one year following the applicable grant date (collectively, the “Eligible Awards”), Company hereby agrees to amend and waive, in accordance with the terms of the LTIP and the individual RSU and PSU Award Agreements granted to Retiree thereunder, all or any portion of the continued service-based vesting conditions applicable to such Eligible Awards (the “Vesting Benefits”) and delete any forfeiture requirements based on Retiree’s termination of service; provided that (i) in the case of any Eligible Award that is subject to performance-vesting conditions, the vesting of such award will remain subject to the satisfaction of the applicable performance-vesting conditions in accordance with its terms, (ii) the Eligible Awards will remain subject to all other terms and conditions applicable to such Eligible Awards pursuant to the LTIP and the applicable Award Agreements, and (iii) the Eligible Awards will convert into common stock of Company in accordance with their original vesting/settlement schedule (the latest date on which any Eligible Award (or any portion thereof) will convert into common stock of Company, the “Last Full Vest Date”).

Exit Agreement

Any other provision of the LTIP to the contrary notwithstanding, the Vesting Benefits will apply only if Retiree complies with all terms and conditions of this Agreement. Pursuant to Retiree’s request, Company will withhold, in accordance with Section 2(e) of the Award Agreements, the estimated number of shares necessary from each vesting of an Eligible Award to allow the Retiree to satisfy any applicable withholding tax requirements.

b.
General Release. In exchange for the Post-Termination Benefit, Retiree releases, acquits, and forever discharges (i) Company, (ii) any parent, subsidiary, or affiliated entity of Company, (iii) any current or former officer, stockholder, member, director, partner, agent, manager, employee, representative, insurer, or attorney of the entities described in (i) or (ii), (iv) any employee benefit plan sponsored or administered by any person or entity described in (i), (ii), or (iii), and (v) any successor or assign of any person or entity described in (i), (ii), (iii), or (iv) (collectively, the “Company Parties”) from, and waive to the maximum extent permitted by applicable law, any and all claims, liabilities, demands, and causes of action of whatever character, whether known or unknown, fixed or contingent, or vicarious, derivative, or direct, that Retiree may have or claim against Company or any of the other Company Parties. Retiree understands that this general release includes, but is not limited to, any and all claims arising under federal, state, or local laws prohibiting employment discrimination, including the Age Discrimination in Employment Act, or other claims growing out of, resulting from, or connected in any way with Retiree’s employment with or retirement from Company. Retiree understands that this Agreement does not waive any rights or claims against Company or any of the other Company Parties that may arise after the date on which Retiree signs it. Retiree further understands that nothing in this Agreement waives (i) any benefits to which Retiree has a vested entitlement under the terms of the applicable employee benefit plans established by Company, (ii) any rights or claims arising after the Effective Date, or (iii) any right or claim to indemnification or defense of any claims arising out Retiree’s prior employment with the Company.

c.
Effective Date. Retiree understands that the terms of this Agreement will become effective and enforceable eight days after Retiree signs it (the “Effective Date”), unless before then Retiree revokes Retiree’s acceptance in writing and delivers Retiree’s written revocation to Amy Wynn-Steffek by email to awynn-steffek@kosmosenergy.com or at the address above, in which case Retiree will not be entitled to receive the Post-Termination Benefit. Retiree acknowledges and agrees that Company has no legal obligation to provide the Post-Termination Benefit to Retiree. Signing this Agreement constitutes Retiree’s agreement to all terms and conditions set forth in it and is in consideration of Company’s agreement to provide the Post-Termination Benefit.

d.
Permitted Activities. Retiree understands that nothing in this Agreement precludes Retiree from (i) voluntarily filing a charge or complaint with, providing truthful information to, or cooperating with an investigation conducted by a government

Exit Agreement

agency, (ii) providing information to Retiree’s attorney (if any), or (iii) making statements under oath or giving truthful testimony in a legal proceeding or as required by law or valid legal process, such as by a subpoena or court order. Retiree further understands that Retiree is not required to notify Company before or if Retiree engages in any such permitted activities.

e.
Jury Waiver. Retiree irrevocably waives the right to trial by jury with respect to any claim or cause of action against Company or any of the other Company Parties arising from Retiree’s employment with or retirement from Company or from this Agreement (either for alleged breach or enforcement).

f.
Voluntary Agreement. Retiree acknowledges that (i) Retiree read this Agreement (ii) by this paragraph, Company specifically has advised Retiree to consult an attorney and Retiree has had the opportunity to consult an attorney, (iii) Retiree has had at least 21 days to consider and fully understand the meaning and effect of Retiree’s action in signing this Agreement, (iv) Retiree’s signing of this Agreement is knowing, voluntary, and based solely on Retiree’s own judgment in consultation with Retiree’s attorney, if any, and (v) Retiree is not relying on any written or oral statement or promise other than as set out in this Agreement or the Advisory Agreement.

g.
Miscellaneous. This Agreement contains and constitutes the entire understanding and agreement between Company and Retiree with respect to its subject matter and may not be released, discharged, abandoned, supplemented, changed, or modified in any manner except by a writing of concurrent or subsequent date signed by both an authorized Company official and Retiree. This Agreement is governed by and construed in accordance with the laws of the State of Texas without regard to its rules regarding conflict of laws. Exclusive venue for purposes of any dispute, controversy, claim, or cause of action between the Parties concerning, arising out of, or related to this Agreement or Retiree’s employment with or retirement from Company is in any state district of competent jurisdiction presiding over Dallas County, Texas. Retiree further consents to receive service of process related to any such action by any method permitted by statute or rule and—whether or not expressly authorized by statute or rule—through any email or social-media account established, maintained, or used by Retiree.

RETIREE /s/ Brian F. Maxted	KOSMOS ENERGY, LLC /s/ Jason E. Doughty
Brian F. Maxted	By: Jason E. Doughty
Date: 1 March 2019	Date: 1 March 2019

EXHIBIT A

Type of Eligible Award	Grant Date	Vesting Date	Number of Shares
RSU	January 23, 2017	January 1, 2020	29,834
PSU	January 23, 2017	January 3, 2020	134,500*
RSU	January 31, 2018	January 2, 2020	29,833
RSU	January 31, 2018	January 2, 2021	29,833
PSU	January 31, 2018	January 4, 2021	134,500*

*For PSUs, reflects the target number of shares underlying the award. The actual number of shares that will vest will be determined based on actual achievement of the applicable performance goals and will range between 0% and 200% of the target number of shares underlying such PSU award.